Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS RELEASES FURTHER INFORMATION CONTRADICTING THE DEFAMATORY ANONYMOUS “REPORT”

Delray Beach, Florida, August 25, 2017 - PetMed Express, Inc. (NASDAQ: PETS) today issued the following additional response to Wednesday’s defamatory, anonymous “report” posted on the Aurelius Value website that casts the Company in a false light. Tellingly, the website of Aurelius Value fails to provide any contact information or identify any individuals responsible for its defamatory content.

President and CEO, Mendo Akdag, stated “I would again caution fellow shareholders about reacting to the many false statements made Wednesday, and I assure all parties that the Company is just as fundamentally strong today as the day before this self-serving attack by an acknowledged short seller who admits seeking to profit from a price decline in the Company’s common stock.”

By presenting information in a false and misleading fashion, Aurelius Value sought to manipulate the Company’s common stock value.

For the record and contrary to Aurelius Value’s anonymous “report”:

Sales of Tramadol and Gabapentin have not been driving the Company’s growth. To the contrary, sales of the two prescription medications accounted for only approximately four-tenths of 1 percent (0.4%) of the Company’s total sales for the six-month period ending June 30, 2017. And over the last five years, the Company’s sales of the two medications have actually declined.

Instead, the “new generation medications” that have fueled the Company’s growth include new generation flea, tick, and heartworm control products.

While the Company dispenses Tramadol and Gabapentin it is done exclusively pursuant to valid prescriptions from licensed veterinarians for the treatment of animals only. The Company was unaware that certain non-pet related search terms entered by consumers would yield results for our products. Nor did the company take any steps to market to individuals who suffer from opioid addiction. The Company did not, as suggested in the Aurelius Value “report,” target any of the referenced consumer search terms.

In sum, the Company believes that this anonymous “report” was disseminated to manipulate the Company’s stock price to benefit opportunistic short sellers. PetMed Express, Inc. categorically denies the “report’s” allegations and its implications. We have reported this manipulation to appropriate regulators. PetMed Express, Inc. will defend itself vigorously against these false allegations, and is also reviewing all legal options at its disposal to hold the author(s) of this “report” responsible for their baseless attack. Shareholders are cautioned against reacting to the “report’s” false statements and implications.  We stand behind the integrity of the Company’s business practices.

Founded in 1996, PetMed Express, Inc. is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2017. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 561-526-4444.

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